UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2010

PATIENT SAFETY TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-09727	13-3419202
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2 VENTURE PLAZA, SUITE 350, IRVINE, CALIFORNIA 92618
(Address of Principal Executive Offices) (Zip Code)

(949) 387-2277

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On December 30, 2010, Patient Safety Technologies, Inc. (“we,” or the “Company”) entered into a Settlement Agreement, dated as of December 27, 2010 and effective as provided below (the “Agreement”).  The parties to the Agreement other than the Company are Ault Glazer Capital Partners, LLC (“AGCP”), Zealous Asset Management, LLC (“ZAM”) and certain of its affiliates, Milton “Todd” Ault III and a creditor (and such creditor’s affiliate) to AGCP who also is a shareholder of the Company (the “AGCP Creditor”).  The former relationship of Mr. Ault and AGCP to the Company have been previously disclosed in the Company’s public filings.

The Agreement relates to (i) our  previously disclosed Amendment and Early Conversion agreement, dated September 5, 2008 (the “Note Agreement”), between us and AGCP and the related and previously disclosed Secured Convertible Promissory Note dated on or about August 10, 2008 (the “Note”) and a related and previously disclosed Advancement Agreement between the same parties dated September 12, 2008 (together with the Note and Note Agreement, the “Note Documents”), under which there was an original principal balance of $2,530,558.40 and which provided, subject to certain conditions, that the entire principal balance owing under the Note would be converted into 1,300,000 shares of our common stock and other consideration, all but 500,000 of which shares of our common stock (such 500,000 shares, the “Shares”), were previously delivered to AGCP, (ii) a judgment obtained against AGCP by AGCP Creditor in a separate lawsuit, which lawsuit is completely unrelated to the Company, with respect to which, as the Company previously disclosed, AGCP Creditor procured a Writ of Execution from the United States District Court, Central District of California, (the “Writ”) and a Notice of Levy (the “Levy”) to levy upon the Company against all stock of the Company that the Company owed to AGCP; and (iii) a previously disclosed case currently pending before the Superior Court of California, County of Orange, Central Justice Center, entitled “Zealous Asset Management, LLC v. Patient Safety Technologies, et. al”, Case No. 00424948 (the “Action”) concerning, among other things, the Note Documents, as well as 2,600 shares of our Series A Preferred Stock (the “Series A Preferred”) and certain dividends thereon.

In broad terms the Agreement provides that the Company will deliver to AGCP Creditor the Shares that, as the Company has previously disclosed, it conditionally owed to AGCP, and AGCP dismisses the Action as against the Company and, upon receiving the Shares, AGCP Creditor terminates the Writ and Levy and agrees that its judgment against AGCP is satisfied.  In addition, the Note Documents and the liabilities thereunder are deemed satisfied and extinguished.  As a result of the fact that the Company was carrying a liability in connection with the Note Documents of approximately $1.42 million and the fair value of the Shares being less than the face amount of such liability, the Company expects to record a non-cash gain as a result of the Agreement.

No liability was admitted by the Company in connection with the Agreement.

Generally, the material terms of the Agreement become effective (the “Effective Date”) when the Company delivers the Shares to AGCP Creditor and makes a cash payment of sixteen thousand dollars ($16,000) to counsel for AGCP.  Shortly after the Effective Date, AGCP will dismiss the causes of action in the Action related to the Note Documents and grant certain releases and covenants not to sue.   In addition, the causes of action in the Action related to the Series A Preferred will be dismissed when the Company either (i) interpleads $9,100 of dividends currently due on such shares (plus any other dividends that may become due prior to filing such interpleader action) or (ii) an agreement is reached as to such shares between various persons other than the Company as to such dividends and the disposition of the Series A Preferred.  The Agreement also contains provision pertaining to future dividends that may be paid on the Series A Preferred.

As of December 31, 2010, the $16,000 in cash and the Shares have been delivered as required by the Agreement.  The Company expects to interplead the dividends within the time frame required by the Agreement unless the parties to the dispute regarding the Series A Preferred reach a separate agreement first.   Accordingly, the material terms of the Agreement are, and/or will shortly be, effective.

Generally, upon the Effective Date, ZAM, AGCP, Mr. Ault and certain related parties grant the Company and its related persons general releases and covenants not to sue regarding the Action and all other claims, except that the causes of action in the Action regarding the Series A Preferred are only released when the interpleader (or alternative agreement) is effected as discussed above.  The Company also grants releases and covenants not to sue to the same parties in connection with certain provisions in the Note Documents, which provide for payments of amounts to the Company under certain circumstances, which amounts the Company does not consider to be of material value.

The Agreement also contains customary representations and warranties, remedy provisions (including liquidated damages under certain circumstances) and other provisions typical of settlement and release agreements.

The Agreement also settles various matters, subject to the terms and conditions of the Agreement, between parties to the Agreement other than the Company, which terms are not summarized herein because they are not related to or do not affect the Agreement as to, the Company.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the full text of such Agreement, filed as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Settlement Agreement dated as of December 27, 2010 between Patient Safety Technologies, Inc. and certain other parties.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 31, 2010	Patient Safety Technologies, Inc.

	By:	/s/ Brian E. Stewart
Brian E. Stewart
President and Chief Executive Officer

EXHIBIT INDEX

10.1	Settlement Agreement dated as of December 27, 2010 between Patient Safety Technologies, Inc. and certain other parties.